                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

         Filed by the Registrant [x]
         Filed by a Party other than the Registrant [ ]
         Check the appropriate box:
         [ ] Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
         [x] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
             240.14a-12

                          FRANKLIN BANCORPORATION, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         [x]  No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

                      ------------------------------------------
               2) Aggregate number of securities to which transaction applies:

                      ------------------------------------------
               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                      ------------------------------------------
               4)     Proposed maximum aggregate value of transaction:

                      ------------------------------------------
               5)     Total fee paid:

                      ------------------------------------------

         [ ]  Fee paid previously with preliminary materials.
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)     Amount Previously Paid:

                      ------------------------------------------
               2)     Form, Schedule or Registration Statement No.:

                      ------------------------------------------
               3)     Filing Party:

                      ------------------------------------------
               4)     Date Filed:

                      ------------------------------------------

                               April 28, 1997



Dear Shareholder:

         You are invited to attend the Annual Meeting of Shareholders of Franklin Bancorporation, Inc. ("Bancorp"), which will be held on Wednesday, May, 28, 1997 at 4:00 p.m., at our principal offices located at 1722 I (Eye) Street, N. W., Washington, D.C. 20006.

         The proposals before the meeting for the election of nine directors, ratification of the Franklin Bancorporation, Inc. 1997 Stock Option Plan and ratification of Bancorp's appointment of independent auditors are described more fully in the Proxy Statement and are deemed by management and the Board of Directors to be in the best interests of Bancorp. We believe they deserve your support.

         We ask that you complete, sign and date the accompanying proxy card and return it as soon as possible in the postage-paid envelope provided. Please do so even if you intend to be at the meeting.

         Thank you very much for your loyal support of our past efforts. We look forward to sharing the benefits with you as a shareholder of Bancorp.




                                        JOSEPH R. SCHUBLE, SR.
                                        Chairman of the Board




                                        ROBERT P. PINCUS
                                        President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Franklin Bancorporation, Inc.:

         The Annual Meeting of Shareholders of Franklin Bancorporation, Inc., a Delaware corporation ("Bancorp"), will be held on May 28, 1997, at 4:00 p.m., at our offices located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006 for the following purposes:

         1. To elect nine directors of Bancorp, each to serve until the next Annual Meeting of Shareholders and his or her successor has been elected and qualified or until his or her earlier resignation or removal;

         2. To approve the Franklin Bancorporation, Inc. 1997 Stock Option Plan, which provides for the issuance of up to 500,000 shares of Bancorp's common stock, par value $0.10 per share;

         3. To ratify the appointment of Coopers & Lybrand L.L.P. as Bancorp's independent auditors for fiscal year 1997; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the meeting.

         The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting has been fixed by the Board of Directors as the close of business on April 21, 1997.

         This notice and the accompanying Proxy Statement and proxy card are sent to you by order of the Board of Directors.


                                        LINDA B. JOHNSON
                                        Senior Vice President
                                        and Corporate Secretary


April 28, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                         FRANKLIN BANCORPORATION, INC.
                           1722 I (EYE) STREET, N.W.
                            WASHINGTON, D. C.  20006


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1997

                              GENERAL INFORMATION

         The following information is being furnished in connection with the Annual Meeting of Shareholders of Franklin Bancorporation, Inc., a Delaware corporation ("Bancorp"), to be held at 4:00 P.M. on Wednesday, May 28, 1997 at Bancorp's principal executive offices located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006 (the "Annual Meeting"). It is contemplated that this Proxy Statement and the enclosed form of proxy will be first sent to shareholders on or about April 28, 1997.

         Only holders of record of the Bancorp's common stock, par value $0.10 per share ("Common Stock") at the close of business on April 21, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting or any adjournment thereof. On such date, there were 6,487,694 shares of Common Stock outstanding. The holders of a majority of Bancorp's outstanding shares of Common Stock, present in person or by proxy, are required for a quorum at the meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted in any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. Each share of Common Stock is entitled to one vote on all matters to come before the meeting. The election of directors requires the affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The approval of the Franklin Bancorporation, Inc. 1997 Stock Option Plan requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Votes that are withheld and Broker Shares that are not voted as to any such matter will not be included in determining the number of votes cast.

         The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of Bancorp and is revocable at any time before it is exercised. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions, if any. In the absence of instructions, properly executed proxies will be voted for the nominees to the Board set forth below and for the other proposals described below. If any other matters are properly brought before the Annual Meeting the proxies will be voted in the discretion of the proxy holders. The cost of this solicitation will be borne by Bancorp. In addition to the use of the mail, directors, officers and employees of Bancorp may solicit proxies by telephone, fax, or personal interview. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting materials to beneficial owners and to obtain authorization for the execution of proxies. Bancorp will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy material to beneficial owners.

                            ELECTION OF DIRECTORS
DIRECTORS

         Nine directors are to be elected at the 1997 Annual Meeting, each for a term running until the 1998 Annual Meeting of Shareholders and his or her successor has been elected and qualified, or his or her earlier resignation or removal. It is the intention of the persons named as proxies in the accompanying form of proxy to vote for the election of the nine named nominees of the Board of Directors unless authorization is withheld. Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the Board may reduce its size or nominate an alternative candidate for whom the proxies may vote.

         The name, principal occupation and selected biographical information of each nominee are set forth below. All nominees currently are directors of Bancorp. All nominees also serve as directors of Bancorp's banking subsidiary, Franklin National Bank of Washington, D.C. (the "Bank"):

         Joseph R. Schuble, Sr. Mr. Schuble, age 57, is Chairman of Bancorp's Board of Directors and has been a director of Bancorp since 1992. He has also been a director of the Bank since 1991. Mr. Schuble has been Chairman of Dreyfuss Brothers, Inc. or its predecessor (real estate management) since 1993 and was Executive Vice President from 1970 to 1993.

         Robert P. Pincus. Mr. Pincus, age 50, is President and Chief Executive Officer of Bancorp and the Bank. Mr. Pincus became the President and Chief Executive Officer of the Bank in 1991, and of Bancorp in 1992. Mr. Pincus was elected to the Board of Directors of Bancorp and the Bank in 1991. Prior to joining the Bank, Mr. Pincus was the President and Chief Executive Officer of C&S Sovran Bank/DC National Bank or its predecessor since 1982. He also is a director of Mills Corp. (real estate investment trust).

         Joseph B. Gildenhorn. Mr. Gildenhorn, age 67, has been a director of Bancorp and a director of the Bank since 1994 and has served as Chairman of the Board of Directors of the Bank since February 1996. Mr. Gildenhorn has been an executive partner of The JBG Companies (real estate development and management) since 1958. From 1989 to 1993, Mr. Gildenhorn served as the United States' Ambassador to Switzerland. He has been a director of Bancorp and the Bank since 1994. He also is a director of Biscayne Apparel, Inc. (children's apparel).

         George Chopivsky, Jr. Mr. Chopivsky, age 50, has been a director of Bancorp since 1993 and a director of the Bank since 1991. He has served as the Chair of the Bank's Investment Committee since 1992. Mr. Chopivsky has been director, officer and founder of United Psychiatric Corp., Washington, D.C. (psychiatric hospital management) since 1983. He also is a director of Health Care REIT, Inc. (real estate investment trust).

         Stephen S. Haas. Dr. Haas, age 57, has been a director of Bancorp since 1993 and a director of the Bank since 1991. Dr. Haas has been a principal with McCartee, Haas & Grossman, M.D.P.A., Washington, D.C. and Bethesda, MD (orthopedic surgeons) since 1976.

         Susan B. Hepner. Ms. Hepner, age 45, has been a director of Bancorp since 1993, and a director of the Bank since 1991. She also has served as the Chair of the Bank's Audit Committee since 1992. Ms. Hepner has been a principal with Freidkin, Matrone & Horn, P.A., Rockville, MD (certified public accountants) since 1979.

         H. Peter Larson, III. Mr. Larson, age 52, has been a director of Bancorp since February 1996. He has been a director of the Bank since 1982. Mr. Larson has been president of Larson, Ball & Gould, Inc., Washington, D.C. (real estate brokers) since 1985. Prior to 1985, he served as Vice President, Commercial Leasing Division for Shannon & Luchs Company, Washington, D.C. (real estate brokers).

         Gant Redmon. Mr. Redmon, age 59, has been a director of Bancorp since April 1995 and a director of the Bank since August 1996. Mr. Redmon served as a director of the George Washington Banking Corporation ("GW Bancorp") from 1994 until March 1995 when it merged with Bancorp. Mr. Redmon subsequently served as a director of Franklin National Bank of Virginia (the "Virginia Bank") until its merger into the Bank in August 1996. He has been managing partner of Redmon, Boykin & Braswell (law firm) since 1990. He also is a director of Colchester Corporation (land development).

         James C. Stearns. Mr. Stearns, age 47, has been a director of Bancorp since April 1995 and a director of the Bank since August 1996. Mr. Stearns served as a director of the George Washington Banking Corporation ("GW Bancorp") from 1994 until March 1995 when it merged with Bancorp. Mr. Stearns subsequently served as a director of Franklin National Bank of Virginia (the "Virginia Bank") until its merger into the Bank in August 1996. Mr. Stearns has been counsel with Porter, Wright, Morris & Arthur (law firm) since 1994. From 1991 to 1993 Mr. Stearns was special counsel with Saul, Ewing, Remick & Saul (law firm). Prior to that Mr. Stearns was counsel with Patterson, Belknap, Webb & Tyler (law firm) from 1989 to 1991.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

         The name, principal occupation and selected biographical information of each of the executive officers of Bancorp are set forth below:

         Diane M. Begg. Ms. Begg, age 49, has been Executive Vice President and Chief Financial Officer of Bancorp since April 1997. From January 1994 through April 1997 she served as Senior Vice President Chief Financial Officer of Bancorp. She also served as Senior Vice President and Chief Financial Officer of the Bank from July 1993 through April 1997. From March 1991 through June 1993 Ms. Begg was Senior Vice President of Federal Capital Bank. From September 1988 through March 1991, Ms. Begg was with the public accounting firm of Deloitte and Touche.

         Albert A. D'Alessandro. Mr. D'Alessandro, age 53, has served as Executive Vice President of Bancorp since January 1993. He also has been Executive Vice President of the Bank since April 1991. From 1984 through 1991, Mr. D'Alessandro was an Executive Vice President of C&S Sovran Bank/DC National Bank or its predecessor.

         David G. Fleming. Mr. Fleming, age 49, has served as Executive Vice President of Bancorp since April 1996. He also has been Executive Vice President of the Bank since December 1995. From 1989 through 1995, Mr. Fleming was Executive Vice President and Chief Lending Officer in charge of the Commercial Banking Department for Columbia First Bank.

         Joseph B. Head. Mr. Head, age 45, has served as Executive Vice President of Bancorp since January 1993. He also has been Executive Vice President of the Bank since April 1991. From 1988 through 1991, Mr. Head was an Executive Vice President of C&S Sovran Bank/DC National Bank or its predecessor.

         Linda B. Johnson. Ms. Johnson, age 49, is Senior Vice President and Secretary of Bancorp; she was appointed Secretary in November 1991 and Senior Vice President in January 1993. Ms. Johnson also has been Senior Vice President for Administration and Secretary of the Bank since April 1991. Ms. Johnson was a Vice President and then Senior Vice President of C&S Sovran Bank/DC National Bank or its predecessor from 1985 through 1991.

         Kim Ray. Mr. Ray, age 41, has served as Senior Vice President and Chief Operating Officer of Bancorp since September 1996. Mr. Ray served as Senior Vice President and Internal Auditor of Bancorp from July 1994 to September 1996. Mr. Ray also is Senior Vice President and Chief Operations Officer of the Bank. He had been Internal Auditor since November 1992 and a Senior Vice President since July 1994.

         J. Mercedes Alvarez. Ms. Alvarez, age 36, has served as Vice President and Internal Auditor of Bancorp since January 1997 and Internal Auditor of the Bank since September 1996. From February 1991 to December 1995, Ms. Alvarez served as Assistant General Auditor at Columbia First Bank FSB/First Union Bank.

INDEBTEDNESS AND OTHER TRANSACTIONS

         Since the beginning of fiscal year 1996, none of Bancorp's directors or executive officers, or any member of their immediate families, has or had any material interest in any transaction to which Bancorp or the Bank is or was a party outside of the ordinary course of the Bank's business.

         The directors and executive officers of Bancorp, members of their immediate families, and companies, firms or partnerships with which they are associated, engage in normal banking transactions with the Bank from time to time in the ordinary course of business. All loans or loan commitments included among such transactions have been made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable transactions with unrelated persons of similar creditworthiness, and do not involve more than a normal risk of collectibility or present other unfavorable features.

MEETINGS AND COMMITTEES

         During 1996, the Board of Directors held 4 meetings and acted three times by unanimous written consent. Each director of Bancorp attended 75% or more of all meetings of the Board of Directors. The Board has no standing audit, nominating or compensation committees at this time.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The table below sets forth the beneficial ownership of Common Stock as of April 21, 1997 by all directors, the Chief Executive Officer and the three other executive officers of Bancorp (determined at the end of the last fiscal year) whose annual salary and bonus as so determined was at least $100,000 (such officers, the "Named Executive Officers"), and all directors and executive officers of Bancorp as a group. To management's knowledge, no person or group beneficially owns more than five percent of the issued and outstanding shares of common stock. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of Common Stock beneficially owned. Share ownership has been computed in accordance with the Securities and Exchange Commission ("SEC") rules and does not necessarily indicate beneficial ownership for any other purpose.

                                                   AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP              PERCENT OF CLASS
------------------------                           --------------------              ----------------
George Chopivsky, Jr. (1)                                  213,575                           2.91
Albert A. D'Alessandro (2)                                 138,750                           1.89
David G. Fleming(3)                                         40,000                           0.54
Joseph B. Gildenhorn (4)                                   244,932                           3.34
Stephen S. Haas (5)                                         51,790                           0.71
Joseph B. Head (6)                                         139,750                           1.91
Susan B. Hepner (7)                                        213,391                           2.91
H. Peter Larson, III (8)                                    38,605                           0.53
Robert P. Pincus (9)                                       281,494                           3.84
Gant Redmon (10)                                             5,780                           0.08
Joseph R. Schuble, Sr. (11)                                301,518                           4.11
James C. Stearns                                             5,716                           0.08
All directors and officers                               1,789,101                          24.24
as a group (16) persons)(12)

(1) Includes 10,000 shares held by the Chopivsky Family Partnership of which Mr. Chopivsky is a general partner, 29,000 shares held by the Chopivsky Family Foundation, of which Mr. Chopivsky is president and vested options to purchase 4,000 shares of Common Stock.
(2) Includes vested options to purchase 120,000 shares of Common Stock and 18,750 shares owned through his retirement account.
(3)  Includes vested options to purchase 40,000 shares of Common Stock.
(4)  Includes vested options to purchase 4,000 shares of Common Stock.
(5)  Includes vested options to purchase 7,500 shares of Common Stock.
(6)  Includes vested options to purchase 120,000 shares of Common Stock.
(7) Includes 203,391 shares held by Professional Associates of which Ms. Hepner is a general partner, and vested options to purchase 10,000 shares of Common Stock.
(8) Includes 100 shares owned by his spouse, 200 shares owned by his children, 300 shares owned by his sister-in-law, 15,840 shares owned through various retirement accounts and vested options to purchase 11,500 shares of Common Stock.
(9)  Includes vested options to purchase 200,000 shares of Common Stock.
(10) Includes 2,640 shares owned by his spouse and vested options to purchase 500 shares of Common Stock.
(11) Includes 130,532 shares held by of Essex Investments Limited Partnership of which Mr. Schuble is a general partner, 157,986 shares held by Schuble Family Investment Limited Partnership of which Mr. Schuble is a general partner, and vested options to purchase 10,500 shares of Common Stock.
(12) Includes vested options to purchase 621,000 shares of Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides certain summary information concerning compensation paid or accrued by the Bancorp or the Bank to or on behalf of the Named Executive Officers for the fiscal years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                                  Long-Term
                                     Annual Compensation                                        Compensation
                                                                                                   Awards
------------------------------------------------------------------------------------------------------------------------------------
             (a)                           (b)        (c)          (d)              (e)              (g)             (i)
                                                                                                 Securities
          Name and                                                              Other Annual     Underlying       All Other
     Principal Position                    Year    Salary(1)      Bonus       Compensation(2)    Options (#)    Compensation(3)
     ------------------                    ----    ------         -----       ------------       -----------    ---------------
Robert P. Pincus                           1996     $300,000      $60,000             -             30,000          $10,208     (4)
President and                              1995      260,082       75,000             -             10,000            8,790
Chief Executive                            1994      234,500       49,964             -             10,000           12,268
Officer

Albert A. D'Alessandro                     1996     $140,000      $26,300             -             15,000           $7,152     (5)
Executive Vice                             1995      130,032       19,500             -             10,000            6,399
President                                  1994      123,500       19,760             -             10,000            7,452

David G. Fleming                           1996     $115,000      $22,000             -              5,000           $2,123
Executive Vice                             1995          N/A          N/A             -             20,000              N/A
President                                  1994          N/A          N/A             -                N/A              N/A

Joseph B. Head                             1996     $140,000      $25,000             -             15,000           $9,127     (6)
Executive Vice                             1995      130,032       19,050             -             10,000            6,239
President                                  1994      123,500       19,760             -             10,000            7,596

-------------------------------

(1)      Includes amounts deferred under the Bank's 401(k) plan.

(2) None of the named individuals received perquisites or other benefits in excess of lesser of $50,000 or 10% of total salary and bonus as reported in columns (c) and (d) of this table.

(3) Includes the Bank's contributions made under the Bank's 401(k) plan and other amounts accrued thereunder.

(4) Includes $1,314.48 of insurance premiums which represents the pro-rated portion (341 days in 1996) of the term life insurance element of a whole life insurance policy for Mr. Pincus. Life insurance premiums paid for fiscal years 1995 and 1994 were $166.00 and 1,635.40 respectively. Mr. Pincus and the Bank have entered into a Deferred Compensation Agreement (The "Deferred Compensation Agreement") whereby the payment of a portion of his compensation is deferred each year. The Bank is obligated to pay Mr. Pincus either
         (i) an annual sum set forth in the Deferred Compensation Agreement up through December 20, 2002, which will not exceed $50,000 per year ($0 for the 12 month period ending December 20, 1996) or (ii) $50,000 for each such period in the event of the death of Mr. Pincus (see "Employment Contracts" herein). Because the amount payable under the Deferred Compensation Agreement through December 20, 1996 was $0 (other than upon the death of Mr. Pincus) no compensation under the Deferred Compensation Agreement is reflected in the Summary Compensation Table for fiscal year 1996.

(5) Includes $1,552.00 of insurance premiums of the term life insurance element of a whole life insurance policy for Mr. D'Alessandro. Life insurance premiums paid for fiscal years 1995 and 1994 were $1,368.00 and $1,254.00 respectively.

(6) Includes $587.06 of insurance premiums which represents the pro-rated portion (168 days in 1996) of the term life insurance element of a whole life insurance policy for Mr. Head. Life insurance premiums paid for fiscal years 1995 and 1994 were $1,216.00 1,128.00 respectively.

STOCK OPTIONS

         The following table provides certain information concerning the grant of stock options under the Bancorp Stock Option Plan to the Named Executive Officers during the fiscal year ended December 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         Potential
                                                                                                    Realizable Value at
                                                                                                       Assumed Annual
                                                                                                    Rates of Stock Price
                                                                                                       Appreciation(2)
                                          Individual Grants                                            for Option Term
------------------------------------------------------------------------------------------------------------------------------------
         (a)                          (b)           (c)            (d)              (e)              (f)             (g)

                                                   % of
                                   Number of       Total
                                   Securities     Options
                                   Underlying   Granted to       Exercise
                                    Options      Employees       or Base
                                    Granted      in Fiscal        Price         Expiration
         Name                          (#)          Year         ($/sh)          Date (1)         5% ($)           10% ($)
         ----                      ----------   ----------       --------       ----------        ------           -------
Robert P. Pincus                     10,000        8.7%           $7.625           4/17/06         $47,950         $121,520
                                     20,000       17.4%            8.094           11/01/06        101,800          258,000

Albert A. D'Alessandro               10,000        8.7%            7.625           4/22/06          47,950          121,520
                                      5,000        4.3%            8.094           11/01/06         25,450           64,500

David G. Fleming                      5,000        4.3%            8.094           11/01/06         25,450           64,500

Joseph B. Head                       10,000        8.7%            7.625           4/22/06          47,950          121,520
                                      5,000        4.3%            8.094           11/01/06         25,450           64,500

-------------------------------

(1) The options are effective from the date of grant until the earliest of (a) the date all of the shares are purchased by the grantee; (b) the grantee makes written request to the Board to surrender the granted options in exchange for a cash payment equal to the difference obtained by subtracting the exercise price of the shares which relate to the surrendered options from the fair market value of the shares which relate to the options on the date of surrender; (c) the date of the termination of full-time employment, or (d) the cancellation of the option by agreement of the grantee and Bancorp.

(2)      In order to calculate the potential realizable values in columns
         (f) and (g), assumes that the price per share of Common Stock would be approximately $12.42 and $19.78, respectively, for Mr. Pincus, Mr. D'Alessandro and Mr. Head for the first set of options granted, and $13.18 and $20.99, respectively, for Mr. Pincus, Mr. D'Alessandro, Mr. Fleming and Mr. Head for the second set of options granted, at the end of the ten-year option term. Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the U.S. Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the date of grant until the end of the option term. These assumptions are not intended to forecast future price appreciation of the Common Stock.

OPTION HOLDINGS

         The following table provides certain information concerning unexercised stock options held by the Named Executive Officers by or during the fiscal year ended December 31, 1996:

                          YEAR-END OPTION VALUE TABLE


                                                FY-End Option Value
--------------------------------------------------------------------------------------------------------------------
         (a)                                                        (d)                                    (e)
                                                                 Number of                              Value of
                                                                Securities                             Securities
                                                                Underlying                             Unexercised
                                                                Unexercised                           In-the-Money
                                                                Options at                             Options at
                                                                FY-End (#)                             FY-End ($)
                                                               Exercisable/                           Exercisable/
                                                               Unexercisable                        Unexercisable(1)
                                                               -------------                        ----------------
Robert P. Pincus                                               170,000/- 0 -                      $1,019,370/- 0 -

Albert A. D'Alessandro                                         105,000/- 0 -                         632,065/- 0 -

David G. Fleming                                                25,000/- 0 -                          97,655/- 0 -

Joseph B. Head                                                 105,000/- 0 -                         632,065/- 0 -

-------------------------------

(1) The closing bid price on December 31, 1996 for Common Stock was $10.125 and is used in calculating the value of unexercised options. The total value of the unexercised in-the-money options is based on this closing price less the exercise price of the options.

DIRECTORS' COMPENSATION

         For fiscal year 1997, non-employee directors of Bancorp are compensated for their services at the rate of $150.00 per board or committee meeting attended and $200.00 per board or committee meeting chaired. The chairmen of both Bancorp and the Bank receive a $5,000.00 annual retainer; Board members receive a $4,000.00 annual retainer. During fiscal year 1996 non-employee directors of Bancorp received $100.00 per board or committee meeting attended.

         A Nondiscretionary Stock Option Plan also has been adopted by Bancorp. The Nondiscretionary Stock Option Plan provides that non-employee directors of Bancorp and the Bank who secure business for the Bank will be awarded options to purchase shares of Common Stock, the number of such options and their terms to be determined by reference to the following nondiscretionary formula: each such participant who secures business for Bancorp and/or the Bank in an amount of at least $700,000 (average balance) in deposits and $500,000 in loans in a given calendar year will receive options to purchase 500 shares of Common Stock; each such participant who secures business for Bancorp and/or the Bank in an amount of at least $1,400,000 (average balance) in deposits and $1,000,000 in loans in a given calendar year will receive options to purchase an additional 500 shares of Common Stock; and each such participant who secures business for Bancorp and/or the Bank in an amount of at least $2,800,000 (average balance) in deposits and $2,000,000 in loans in a given calendar year will receive options to purchase an additional 1000 shares of Common Stock.
For fiscal year 1996, the following directors were granted options in January 1997 to purchase the following numbers of shares of Common Stock thereunder:
George

Chopivsky, 2,000; Joseph B. Gildenhorn, 2,000; Susan B. Hepner, 2,000; H. Peter Larson, III, 2,000; Joseph R. Schuble, Sr., 1,000; and Gant Redmon, 500.

EMPLOYMENT CONTRACTS

         On April 17, 1991, Robert P. Pincus entered into an employment agreement for a term of three years, subject generally to automatic extension every 18 months thereafter. The agreement automatically renewed for additional 18 month terms on April 17, 1994, October 17, 1995 and April 17, 1997. Mr. Pincus' initial salary of $228,500 is subject to review and adjustment on a yearly basis. Under the terms of his employment agreement, Mr. Pincus received vested stock options for 100,000 shares of Common Stock exercisable at $3.00 per share and, so long as he continues employment with the Bank, a right to receive options for an additional 50,000 shares of Common Stock. The latter options were granted at a rate of 10,000 per year beginning in the second year of employment, continuing through the sixth year of employment, and are exercisable at the market price of Common Stock at the time of grant. For fiscal year 1996, Mr. Pincus' base salary was increased from $260,082 to $300,000.

         Mr. Pincus' employment agreement provides that, if his employment is terminated, he will receive the following payments in addition to salary and benefits accrued to the date of termination. If he is terminated without cause or as a result of (or within 90 days of) a change in control of Bancorp or the Bank, he will receive (a) if the termination occurs during the first thirty-six months of employment, an amount equal to (i) his total aggregate base salary for a full eighteen month period and (ii) his base salary for the remainder of the then-current eighteen month period, or (b) if the termination occurs after the first thirty-six months of employment, an amount equal to his base salary for the remainder of the then-current eighteen month period. Further, if his employment is terminated during the first thirty-six months of employment due to the receivership of the Bank, he will receive an amount equal to his base salary for the remainder of the then-current eighteen month period. All such payments are to be made at the time when they would have been due had his employment not been terminated. Finally, if his employment is terminated due to death or disability, he (or his estate) will receive an amount equal to his base salary for the remainder of the then-current twelve month period.

         As of December 20, 1996, Mr. Pincus and the Bank entered into a Deferred Compensation Agreement (the "Deferred Compensation Agreement") whereby the payment of a portion of his compensation is deferred each year.
The Bank agreed to pay Mr. Pincus or a beneficiary of Mr. Pincus (in the event of his death) certain compensation for every 12 month period (commencing on December 20, 1995) that Mr. Pincus remains employed by the Bank. The compensation payable under the Deferred Compensation Agreement is either (i) an annual sum set forth in the Deferred Compensation Agreement (as described in footnote 4 of the Summary Compensation Table) or (ii) $50,000 per year in the event of the death of Mr. Pincus. Under the terms of the Deferred Compensation Agreement, the deferred compensation will be payable in installments upon the termination of Mr. Pincus' employment with the Bank or the termination of the Deferred Compensation Agreement or as a lump sum payment in the event of the death of Mr. Pincus. The Deferred Compensation Agreement shall terminate on December 20, 2002.

         Concurrently therewith, as of December 20, 1996, Mr. Pincus, the Bank and a trust established by Mr. Pincus (the "Trust") entered into a Split-Dollar Life Insurance Agreement (the "Insurance Agreement") whereby the Trust purchased a whole life insurance policy (the "Policy") insuring the life of Mr. Pincus. The Bank has agreed to pay the annual premium payments under the Policy. Under the terms of the Insurance Agreement, upon the death of Mr. Pincus the death benefit payable on the Policy will be paid to a beneficiary less the aggregate amount of all of the premiums paid over the life of the Policy, which will be paid over to the Bank. The Insurance Agreement shall terminate on December 20, 2002. Additionally, if the Insurance Agreement is terminated prior to the death of Mr. Pincus, for any number of reasons, the Bank will cease to make payments on the Policy and the lesser of the cash surrender value of the Policy or the aggregate amount of the premiums paid on the Policy by the bank shall be paid from the Policy to the Bank.
These payment rights are secured by a collateral assignment of the Policy to the Bank.

         On April 22, 1991, Albert A. D'Alessandro and Joseph B. Head each entered into employment agreements for terms of two years, subject generally to automatic extension every year thereafter; the agreements renewed for additional one year terms on, April 22, 1994, April 22, 1995 and April 22, 1996. Mr. D'Alessandro and Mr. Head both received one time bonuses of $50,000 and their initial salaries of $120,000 are subject to review and adjustment on a yearly basis. Under the terms of their respective employment agreements, Mr. D'Alessandro and Mr. Head each received vested options for 50,000 shares of Common Stock exercisable at $3.00 per share and, so long as he continues employment with the Bank, the right to receive options for an additional 50,000 shares of Common Stock. The latter options were granted at a rate of 10,000 per year beginning in the second year of employment, continuing through the sixth year of employment and are exercisable at the market price of Common Stock at the time of grant. For fiscal year 1996, Mr. D'Alessandro's and Mr. Head's base salaries were increased from $130,032 to $140,000.

         Each of Mr. Head's and Mr. D'Alessandro's employment agreements provides that, if his employment is terminated, he will receive the following additional payments in addition to salary and benefits accrued during the first two years of employment, (a) an amount equal to (i) his total aggregate base salary for a full twelve month period and (ii) his base salary for the remainder of the then-current twelve month period, or (b) if the termination occurs after the first two years of employment, an amount equal to his base salary for the remainder of the then-current twelve month period. If his employment is terminated during the initial two year period due to the receivership of the Bank, he will receive an amount equal to his base salary for the remainder of the then-current twelve month period. If his employment is terminated as a result of (or within 90 days of) a change in control of the Bank or Bancorp, he will receive his base salary for the remainder of the then-current eighteen month period. All such payments are to be made at the time when they would have been due had his employment not been terminated. Finally, if his employment is terminated due to death or disability, he (or his estate) will receive an amount equal to his base salary for the remainder of the then-current twelve month period.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

         The Board of Directors of Bancorp has no compensation committee. James C. Stearns, Joseph B. Gildenhorn, Susan B. Hepner, Victor S. Kamber, Robert P. Pincus and Joseph R. Schuble, Sr. serve as the Bank's Compensation Committee.

         Of the members of the Bank's Compensation Committee, Mr. Pincus is the President and Chief Executive Officer of the Bank and Bancorp (although, as further described in the report of the Compensation Committee set forth below, he did not participate in decisions relating to his own compensation during fiscal year 1996). Further, Mr. Schuble is the Chairman of the Board of Bancorp.

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

         Generally, decisions on compensation of the Bank's executives currently are made by a six-member Compensation Committee of the Bank's Board. Five of the members are non-employee directors of the Bank, four of whom also are also non-employee directors of Bancorp, and one is the Chief Executive Officer of Bancorp and the Bank (the "CEO"). Decisions regarding compensation of the CEO are made by all non-employee members of the Committee. All decisions by the Compensation Committee relating to the compensation of the Bank's executive officers are reviewed and approved by the full Board of Directors of the Bank. Set forth below is a report prepared by Messrs. Stearns, Gildenhorn, Kamber, Schuble, and Pincus, and Ms. Hepner in their capacity as the Bank Board's Compensation Committee addressing the Bank's compensation philosophy and executive compensation for 1996.

         Philosophy Regarding Compensation
         of Executive Officers

         Regulations of the SEC require the Compensation Committee to disclose the Committee's bases for executive compensation. The Compensation Committee's executive compensation philosophy, which it began to implement with regard to 1992 compensation, which it has continued to implement to date and which it will further implement with regard to 1997 compensation, is as follows: compensation packages should be designed to provide competitive levels of compensation that align pay with the Bank's annual and long-term performance goals, motivate key executive officers to achieve strategic business initiatives and reward them for their achievements, and provide compensation opportunities which are comparable to those offered by other financial institutions. This should allow the Bank to compete for and retain talented executives who are critical to the Bank's long-term success, align the interest of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock, and recognize individual initiative and achievements. The Compensation Committee also endorses the position that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

         Relationship of Performance Under
         Compensation Plans

         The compensation paid the Named Executive Officers in 1996 comprised salary, long-term incentive opportunities in the form of stock options, bonuses and other benefits typically offered to executives by competing financial institutions. This basic structure was set when the Named Executive Officers, with the exception of Mr. Fleming, were engaged by the Bank and Bancorp in 1991, and is reflected in the employment agreements entered into by the Bank, Bancorp and each of the Named Executive Officers at that time.

         Salaries. The original base salaries paid to the Messrs. Pincus, Head and D'Alessandro pursuant to their respective employment agreements were set in 1991, when those agreements were entered into. Since Messrs. Pincus, Head and D'Alessandro were newly employed at that time, their salaries did not reflect corporate performance of the Bank or Bancorp. Instead, these salaries were primarily based upon what Messrs. Pincus, Head and D'Alessandro would accept to agree to be employed by the Bank and Bancorp, bearing in mind their compensation packages received in prior employment. Messrs. Pincus, Head and D'Alessandro's employment agreements provide for an annual review of salary. The first annual review of salary pursuant to the Messrs. Pincus, Head and D'Alessandro's employment agreements related to compensation for 1993 and subsequent annual reviews were undertaken in 1994, 1995 and 1996. Messrs. Pincus, Head and D'Alessandro's base salaries for 1996 (which increased from 1995) were based on the Compensation Committee's subjective evaluation of the following performance-related factors: leadership; the Bank's financial performance; managerial effectiveness; and supervisory ability.

         Mr. Fleming's employment is not under contractual agreement;
Mr. Fleming's salary, long-term incentive opportunities in the form of stock options, bonuses and other benefits are reviewed by the Compensation Committee on an annual basis. Mr. Fleming's base salary for 1996 was based on the Compensation Committee's subjective evaluation of the following performance-related factors: leadership; the Bank's financial performance; managerial effectiveness; and supervisory ability.

         Annual Bonuses. Annual bonuses were awarded to the Named Executive Officers during 1996, as indicated in the Summary Compensation Table. The bonuses were based on the achievement of specific bank and division goals. The Executive Committee of the Bank set nine bank-wide benchmarks for: net loan growth, average deposit growth, net earnings, return on assets, return on equity, average net interest margin, productivity ratio, non-interest income excluding security gains and treasury connection accounts. The bank-wide benchmarks were based on financial results from the previous year as well as projected growth. The Executive Committee also set objective and subjective divisional benchmarks based on historical performance. In 1996, seven of the nine bank-wide benchmarks were met (four were met at greater than 110% of the benchmark, three were met at 100% of the benchmark and two were less than the benchmark) and substantially all of the divisional benchmarks were met. None of the benchmarks were assigned a specific weight in determining bonuses; the Compensation Committee of the Bank subjectively determined that, in light of their performance in meeting and exceeding bank-wide and divisional goals, 90% of the bonus pool that they were eligible to receive would be awarded to the Named Executive Officers.

         Stock Option Plan. Bancorp has a Stock Option Plan which was approved by its sole shareholder in 1991, amended and restated in 1993 and amended and restated again in 1997. The four Named Executive Officers are eligible to receive grants under the Bancorp Stock Option Plan. Grants under this plan to the four Named Executive Officers are for a period of 10 years, are priced at market value on the date of grant, and are intended to provide incentives for future performance, and to help attract and retain qualified individuals and to provide equity incentives for their active participation to increase the growth and profitability of Bancorp, the Bank, and any future subsidiaries of Bancorp. In 1996 twenty thousand options were granted to Mr. Pincus and five thousand options each were granted to Messrs. Head, Fleming and D'Alessandro by the Board of Directors in accordance with the Bancorp Stock Option Plan. The remaining options granted to each Named Executive Officer, with the exception of Mr. Fleming, in 1996 were in accordance with their respective employment agreements entered into in 1991, and were not based on any other performance-related factor.

         Other Compensation Plans. The Bank has adopted certain broad-based employee benefit plans in which the Named Executive Officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable thereunder, including but not limited to the Bank's Employee 401(k) Plan. Benefits under these plans are not tied to the Bank's or Bancorp's performance.

         Mr. Pincus' 1996 Compensation

         Regulations of the SEC require the Compensation Committee to disclose the Committee's bases for compensation reported for Mr. Pincus in 1996 and to discuss the relationship between Bancorp's performance during the last fiscal year and Mr. Pincus' compensation.

         Mr. Pincus' salary was increased to $300,000 in 1996 from $260,032 in 1995. Mr. Pincus' salary is based on the Compensation Committee's subjective evaluation of certain performance-related factors (i.e., leadership, the Bank's financial performance, managerial effectiveness and supervisory ability). For 1996 the Committee, having noted the Bank's overall financial performance and continued growth for 1996, adjusted Mr. Pincus' salary upward accordingly. In addition, Mr. Pincus earned an annual bonus in 1996 based on the achievement of substantially all objective bank-wide benchmarks and objective and subjective divisional benchmarks set by the Compensation Committee and the Compensation Committee's evaluation of those achievements described above.

         Compensation Committee

         James C. Stearns, Chairman
         Joseph B. Gildenhorn
         Susan B. Hepner
         Victor S. Kamber
         Robert P. Pincus
         Joseph R. Schuble, Sr.

PERFORMANCE GRAPH
                                 [See page 14.]

                               PERFORMANCE GRAPH

                Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                         FRANKLIN BANCORPORATION, INC.

Prepared by the Center for Research in Security Prices
Produced on 01/14/97 including data to 12/31/96

                                    [GRAPH]




--------------------------------------------------------------------------------------------------------------------------
                                                              Legend

 Symbol      CRSP Total Returns Index for:            12/31/92      12/31/93        12/30/94       12/29/95       12/31/96
 ------      ----------------------------             --------      --------        --------       --------       --------

________ +   FRANKLIN BANCORPORATION, INC.              109.7          90.3           119.4          206.5          267.7
 ...___ . *   Nasdaq Stock Market (US Companies)         108.9         125.0           122.2          172.8          212.5
-------- /\  Nasdaq Bank Stocks                         111.4         127.0           126.6          188.5          249.2
             SIC 6020-6029, 6710-6719 US & Foreign
--------------------------------------------------------------------------------------------------------------------------

 Notes:
      A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
      B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
      C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
      D. The index level for all series was set to $100.0 on 11/09/92.


5848/90030000                                                 (c) Copyright 1997

         CRSP - The University of Chicago Graduate School of Business

              FRANKLIN BANCORPORATION, INC. 1997 STOCK OPTION PLAN

         On April 23, 1997, the Bank's Board of Directors voted to recommend that the Bancorp's Board of Directors adopt the Franklin Bancorporation, Inc. 1997 Stock Option Plan (the "Plan"), effective for calendar year 1997. On April 23, 1997, the Bancorp's Board of Directors voted to so adopt the Plan. Under the Plan, executive officers and key employees of Bancorp, the Bank, and other future subsidiaries of Bancorp (to which Bancorp's directors elect to extend the Plan) are participants and may be granted options to purchase in the aggregate up to 500,000 shares of Common Stock. On April 23, 1997, bid and asked prices for Common Stock were reported on NASDAQ at $10.625 and $11.00 per share, respectively. The effectiveness of the Plan is subject to approval by the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

GENERALLY

         The following is a summary of the material provisions of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan. Bancorp will provide promptly, upon request and without charge, a copy of the full text of the Stock Option Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to the Corporate Secretary of Franklin Bancorporation, Inc., 1800 K Street, N.W., Suite 929, Washington, D.C. 20006.

         Management believes that the Plan will advance the interests of Bancorp by providing eligible individuals an opportunity to acquire or increase their proprietary interest in Bancorp, which thereby will create a stronger incentive to expend maximum effort for the growth and success of Bancorp and its subsidiaries and will encourage such eligible individuals to continue to serve Bancorp.

         Options granted under the Plan are intended to be Incentive Stock Options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), except (a) to the extent that any such option would exceed the limitations set forth in Section 8 of the Plan and (b) for options specifically designated at the time of grant as not being ISOs. The Plan is not a qualified deferred compensation plan within the meaning of
Section 401(a) of the Code nor is it subject to the provisions of the Employee Retirement Income Security Act of 1964, as amended.

ADMINISTRATION OF THE PLAN

         The Plan is administered by Bancorp's Administrative Committee or the Board of Directors.

TOTAL NUMBER OF OPTIONS AND TERMS OF OPTIONS

         As noted above, the total number of shares of Common Stock which may be issued under the Plan from time to time is 500,000 in the aggregate, as may be adjusted in accordance with the terms of the Plan. Shares may be issued under the Plan out of unauthorized and unissued (or reacquired) Common Stock. In the event that an option expires or is terminated before it is exercised (for reasons other than the exercise of a stock appreciation right granted in tandem with the option), the shares subject to the portion of option not exercised may again be subject to an option.

         The option price is as set forth in the Stock Option Agreement. The exercise price for each option granted under the Plan is the fair market value of a share of Common Stock, as calculated by reference to an average of the bid and asked prices for Common Stock on the date of grant, as reported on NASDAQ (or, if the Common Stock in the future is quoted on the NASDAQ National Market System or traded on an exchange, the average of the closing prices for the Common Stock on the date of grant, as quoted by the Wall Street Journal).

         Each option will have a ten year term from its grant date, subject to certain limitations.

TRANSFERABILITY AND TERMINATION OF OPTIONS

         No option is assignable or transferable by the participant to whom it is granted, other than by the will or the laws of descent and distribution. Upon the termination of the participant's employment with Bancorp (other than in the event of death or disability) the options granted shall terminate; provided, however, the Board of Directors or the Committee may extend the time period the options will terminate or provide for certain other exceptions to termination in the stock option agreement with the participant.

OPTION EXERCISE

         Upon the approval of the Plan by the shareholders and subject to certain limitations on exercise, pursuant to the terms of each participant's stock option agreement with Bancorp, any portion of an option may be exercised during the option term by completing, executing and delivering to Bancorp a notice of exercise in the form supplied by Bancorp. Payment to Bancorp of the exercise price must be made at the time of exercise by good check or as otherwise provided in the stock option agreement, which may permit payment of the exercise price by a loan from Bancorp or by surrender of shares of Common Stock held by the participant.

         The Board may offer to buy out options previously granted for a payment in cash or Common Stock, and also may accept the surrender of options in satisfaction of specified obligations of the participant.

EXPIRATION OF PLAN AND AMENDMENTS

         No option may be granted pursuant to the Plan after April 23, 2007. Bancorp's Board of Directors may at any time amend or terminate the Plan in whole or in part, except as follows. First, any amendment or termination may not (i) materially change the eligibility requirements; (ii) increase the number of shares of Common Stock available under the plan; or (iii) adversely affect any option previously granted, unless required by applicable law or regulation. Second, any amendment must be approved by Bancorp's shareholders if required by applicable law.

FEDERAL INCOME TAX CONSEQUENCES

         The following is only a summary of the more significant federal income tax considerations, and does not purport to be a complete description of all applicable rules regarding the federal income tax treatment of options. In particular, the summary does not apply to dispositions by participants of Common Stock other than through sales

(such as through gifts), and does not discuss in detail any potential consequences of alternative minimum tax, state, local and foreign taxes and the effect of gift, estate and inheritance taxes. For more detailed information, reference should be made to the Code and the regulations relating thereto (the "Regulations").

         Some of the options granted under the Plan may qualify as ISOs for federal income tax purposes as described in Section 422 of the Code.
Generally, with qualified ISOs, an optionee recognizes no taxable income upon either the grant or exercise of an ISO, although the difference between the exercise price and the fair market value of the stock on the date of exercise is an item of tax preference in computing the optionee's alternative minimum tax liability, if any. If certain holding period requirements are met, gain or loss on a subsequent sale of the stock by the optionee is taxed at capital gain rates. Generally, long-term capital gains rates will apply to the optionee's full gain at the time of the sale of the stock, provided that: (i) no disposition of the stock is made within two years from the date of grant of the option not within one year after the acquisition of such stock, and (ii) the option is exercised within three months of the optionee's termination of employment (one year in the event of disability).

         A sale, exchange, gift or other transfer of legal title of stock acquired pursuant to an ISO within two years from the date of grant or within one year after acquisition of the stock pursuant to exercise of the option constitutes a disqualifying disposition. A disqualifying disposition involving a sale or exchange produces taxable income to the optionee, and an income tax deduction to Bancorp, in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the option price, or (ii) the amount realized on disposition minus the option price. Otherwise, generally, neither issuance not exercise of an ISO nor the disposition of the underlying stock produces a deduction for Bancorp. A disqualifying disposition as a result of a gift produces taxable income to the optionee in an amount equal to the difference between the option price and the fair market value of the stock on the date of exercise.

         As noted above, options granted under the Plan may not qualify as ISOs under the Code. A participant who receives a nonqualified option which does not have a readily ascertainable value at the time of grant would recognize no income for federal income tax purposes upon the grant of such an option. Ordinarily, an option which is not publicly traded will not be considered to have a readily ascertainable value on the date of grant.

         A participant who receives shares of stock upon exercise of a nonqualified option will be required to recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price. The taxable year in which this income is reportable, and the date for determining the value of the shares received, depends on whether the shares received upon exercise of the option are subject to a substantial risk of forfeiture (or are transferrable free of such risk of forfeiture), as described below. Generally, only shares received by directors, executive officers or holders of more than 10% of the Common Stock upon the exercise of a nonqualified option within six months of the grant of such option will be subject to a substantial risk of forfeiture as a result of the applicability of
Section 16 of the Securities Exchange Act of 1934.

         If the shares received upon exercise of a nonqualified option are not subject to a substantial risk of forfeiture or are transferrable free of any existing restrictions which would impose a substantial risk of forfeiture, the participant will recognize ordinary income in the year of exercise. The amount of income recognized on exercise of the option will be the excess of the fair market value of the shares as of the date of exercise over the amount paid for the shares.

         If the shares received upon exercise of a nonqualified option are subject to restrictions which create a substantial risk of forfeiture, and may not be transferred to another person free of such restrictions, a participant will not recognize income solely by reason of such exercise, unless the participant voluntarily elects under Section 83(b) of the Code to recognize income as if the stock were not subject to such restrictions. If "restricted" shares are received on the exercise of a nonqualified option and an election is not made under Section 83(b) of the Code, a participant will recognize ordinary income only upon the earlier of (i) the date of lapse of the restrictions which cause the stock to be considered to be subject to a substantial risk of forfeiture when received (restrictions on resale pursuant to Section 16 of the Securities Exchange Act of 1934 would lapse six months after the grant of the option), or (ii) the date on which such stock is sold to a third party. The amount of ordinary income recognized upon the lapse of restrictions will be the excess of the value of the shares at the time such restrictions lapse over the amount paid for the shares upon exercise of the option. In the event of a sale of shares prior to the lapse of the restrictions causing the risk of forfeiture, the entire amount of gain on such sale would be treated as ordinary income to the participant in the year of sale.

         If an election under Section 83(b) is made with respect to shares which are subject to a substantial risk of forfeiture, a participant will recognize ordinary income in the year of the exercise of the option equal to the excess of the value of the shares received over the exercise price paid. The value of the shares will be determined as of the date of exercise and without regard to the effect of any restrictions other than restrictions which by their terms will never lapse. An election under Section 83(b) can only be made within 30 days of the exercise of the option.

         Upon the sale of shares acquired upon exercise of a nonqualified option, a participant would recognize capital gain or loss equal to the difference between the sales proceeds and his basis in the shares. The basis in shares acquired under a nonqualified option would be the amount paid for the shares, plus any amount required to be reported as ordinary income prior to or as a result of the sale (as described above). If income has been reported by a participant pursuant to an election under Section 83(b), however, the amount of such income may not be included in the basis of the shares for purposes of computing any loss on the sale. Any capital gain or loss recognized upon such sale would be long or short-term gain or loss depending on the time period elapsed since the exercise of the option (if the shares purchased were unrestricted or a Section 83(b) election were made) or the date that income became reportable by reason of lapse of restrictions. Under current law, the required holding period to cause a gain to qualify as a long term capital gain is one year.

         Ordinary income currently is subject to a federal tax rate ranging from 15 to 39.6 percent. The federal tax rate on long-term capital gains is 28 percent; however, the marginal tax rates for ordinary income and long-term capital gains may be higher than 39.6 percent and 28 percent, respectively, since under current law, at certain levels of adjusted gross income, certain itemized deductions may be limited and certain personal exemptions may be phased out. Federal tax rates on ordinary income and long-term capital gains may change in the future.

         Bancorp generally will receive a compensation deduction equal to the amount reportable as ordinary income by the participant under the rules described above. This deduction may be subject to certain limitations imposed by the Code and the Regulations, such as a $1 million annual deductibility cap and certain capitalization rules. To secure a deduction, Bancorp will need to comply with applicable reporting requirements.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has reappointed Coopers & Lybrand, L.L.P. as independent auditors to audit the consolidated financial statements of Bancorp and its subsidiaries for 1997. This appointment is subject to ratification by the shareholders. Coopers & Lybrand, L.L.P. has served as independent auditors for Bancorp since 1995.

         Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR 1997.

         Coopers & Lybrand L.L.P. have served as Bancorp's independent accountants since the resignation of Price Waterhouse L.L.P. as Bancorp's independent accountants on February 6, 1995. The report of Price Waterhouse L.L.P. on Bancorp's financial statements for fiscal years 1993 and 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Bank's Audit Committee participated in and approved the decision to change Bancorp's independent accountants. During fiscal years 1993, 1994 and through February 6, 1995, there were no disagreements with Price Waterhouse L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Price Waterhouse L.L.P., would have caused them to make reference to the subject matter thereof in their report on Bancorp's financial statements for the relevant period. During fiscal years 1993, 1994 and through February 6, 1995, Bancorp did not consult with Coopers & Lybrand L.L.P. on items which (1) related to the application of accounting principles to a specified transaction, or the type or audit opinion that might be rendered on Bancorp's financial statements, or (2) concerned any matter that was the subject of a disagreement or an otherwise reportable event under SEC regulations.

                                 OTHER BUSINESS

         The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. The enclosed proxy confers discretionary authority, however, with respect to the transaction of any other matters that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended, with respect to the Company's most recent fiscal year, to the best of the Company's knowledge and information: (1) Albert
A. D'Alessandro, David G. Fleming, Joseph B. Head, H. Peter Larson, III, and Robert P. Pincus each did not report one change in derivative security holdings by timely filing one Form 4 each, but those reports have been completed; (2) George Chopivsky Jr. did not report one change in Common Stock holdings by timely filing one Form 4, but that report has been completed; and (3) Diane M. Begg Linda B. Johnson, and Kim Ray each did not report two changes in derivative security holdings by timely filing two Form 4s, but those changes have been reported in one Form 4 and a timely filing of a Form 5.

                             SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the 1998 Annual Meeting and included in Bancorp's 1997 Notice of Meeting and Proxy Statement must be received by Bancorp no later than December 29, 1997. Director-nominees and shareholder proposals should be directed to the Corporate Secretary of Bancorp at its principal office located at 1722 I (Eye) Street, N.W., Washington, D.C. 20006. Shareholder proposals must comply with the proxy rules of the Securities and Exchange Commission in order to be included in the Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K

         COPIES OF BANCORP'S ANNUAL REPORT AND FORM 10-K, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1997, ARE AVAILABLE TO ANY SHAREHOLDER WITHOUT CHARGE UPON REQUEST IN WRITING DIRECTLY TO THE CORPORATE SECRETARY OF BANCORP AT 1722 I (EYE) STREET, N.W. WASHINGTON, D.C. 20006.


By order of the Board of Directors.


                               LINDA B. JOHNSON
                               Senior Vice President
                               and Corporate Secretary



April 28, 1997

                        FRANKLIN BANCORPORATION, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
P
R
O
X
Y


                 The undersigned hereby appoints Robert P. Pincus, Albert A. D'Alessandro and Joseph B. Head, and each of them, with full power of substitution, the proxies of the undersigned to vote all shares of Common Stock of Franklin Bancorporation, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at its principal corporate office, 1722 I (Eye) Street, N.W., Washington, D.C. 20006, on May 28, 1997, at 4:00 P.M. and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat:

1.  ELECTION OF DIRECTORS         [ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY
                                      (except as marked to the contrary below)       to vote for all nominees listed below

                (The Board of Directors recommends a vote FOR.)

    R. Pincus, J. Schuble, G. Chopivsky, J. Gildenhorn, S. Haas, S. Hepner, H. Peter Larson, III, G. Redmon, J. Stearns

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2. PROPOSAL TO APPROVE THE BANCORP 1997 STOCK OPTION PLAN which provides for the issuance of up to 500,000 shares of Common Stock, par value $0.10. (The Board of Directors recommends a vote FOR.)

              [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P. as independent public accountants for the Company for the fiscal year ending December 31, 1997. (The Board of Directors recommends a vote FOR.)

              [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

                                                       (Continued on other side)

(Continued from other side)

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Please sign exactly as name appears below. When shares are held by             When signing as attorney, executor,
joint tenants, both should sign.                                               administrator,trustee or guardian please give full
                                                                               title as such.  If a corporation, please sign in full
                                                                               corporate name by president or other authorized
                                                                               person.  If a partnership, please sign in full
                                                                               partnership name by authorized person.

                                                                                 DATED: _____________________________________, 1997


                                                                                 __________________________________________________
                                                                                                Signature

                                                                                 __________________________________________________
                                                                                                Signature if held jointly

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.